EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI
650 Page Mill Road
Palo Alto, California 94304-1050

Telephone: (650) 493-9300 Facsimile: (650) 493-6811

June 18, 2001

Cell Genesys, Inc.
342 Lakeside Drive
Foster City, California 94404

RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on June 20, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of three hundred thousand shares of your Common Stock reserved for issuance under the 2001 Director Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation